Exhibit 4.3

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

between

FS KKR CAPITAL CORP.

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

Dated as of June 16, 2021

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of June 16, 2021, is between FS KKR Capital Corp., a Maryland corporation (“FSK”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, on February 14, 2020, FS KKR Capital Corp. II, a Maryland corporation (the “Company”) and the Trustee executed an indenture and the first supplemental indenture thereto (together, the “Indenture”) providing for the issuance of $475,000,000 aggregate principal amount of 4.250% Notes due 2025 (the “Notes”);

WHEREAS, on the date hereof, pursuant to that certain Agreement and Plan of Merger, dated as of November 23, 2020, by and among FSK, the Company, Rocky Merger Sub, Inc., a wholly owned subsidiary of FSK (“Merger Sub”) and FS/KKR Advisor, LLC, and pursuant to the Maryland General Corporation Law, Merger Sub merged with and into the Company, with the Company as the surviving corporation, and immediately thereafter, the Company merged with and into FSK, with FSK as the surviving corporation (such transactions, the “Mergers”);

WHEREAS, as a result of the Mergers, FSK is expressly assuming the obligations of the Company for the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes outstanding, and the due and punctual performance and observance of every covenant and every condition of the Indenture on the part of the Company to be performed or observed pursuant to Section 8.01 and 8.02 of the Indenture;

WHEREAS, pursuant to Sections 9.01 and 9.03 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Assumption by the Company. FSK hereby assumes the obligations of the Company for the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes outstanding, and the due and punctual performance and observance of every other obligation, covenant and every condition of the Indenture on the part of the Company to be performed or observed. FSK is hereby substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if FSK had been named as the Company in the Indenture.

3. Ratification of the Indenture; Second Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of laws.

5. Counterparts. This Second Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Second Supplemental Indenture. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes. For the avoidance of doubt, all notices, approvals, consents, requests and any communications hereunder or with respect to this Second Supplemental Indenture must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed by hand, by facsimile, or by way of a digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to the Trustee by the authorized representative), in English). The Company agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

6. Effect of Headings. The section headings in this Second Supplemental Indenture are for convenience only and shall not affect the construction hereof.

7. The Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder.

8. Benefits Acknowledged. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and the Holders any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

9. Successors. All covenants and agreements in this Second Supplemental Indenture by FSK shall bind its successors and assigns, whether so expressed or not.

10. Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

FS KKR CAPITAL CORP.

By:	/s/ Steven Lilly
Name: Steven Lilly
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen R. Beard
Name: Karen R. Beard
Title: Vice President

[Signature Page to Second Supplemental Indenture]